MARTIN R. ROSENBAUM
(612) 371-3278

                                   May 9, 1996




                                                                     Exhibit 5.1

St. Jude Medical, Inc.
One Lillehei Plaza
St. Paul, MN   55117

Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-3 filed by St. Jude Medical, Inc. (the "Company") with the Securities and Exchange Commission on May 9, 1996 relating to a public offering of 149,153 shares of Common Stock, $.01 par value, to be offered by the Selling Shareholders, please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

2. The shares of Common Stock offered by the Selling Shareholders have been validly issued and are fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

Very truly yours,


/s/ LINDQUIST & VENNUM

LINDQUIST & VENNUM